Exhibit 10.20

EC Site Operation Business Assignment Agreement

The settlor:  SEIHINKOKUSAI Co., Ltd (hereinafter referred to as "A") and

The trustee: YOSHITSU Co., Ltd (hereinafter referred to as “B”),

A outsources the work of managing the EC site to B, B is entrusted with the work, thus in order to promote the development of A and B, we hereby conclude the contract (hereinafter referred to as “this Agreement “) as follows.

Chapter 1. General Provisions

Article1. (Purpose of This Agreement)

1.	A outsources to B the operations(hereinafter referred to as “this business operations“) related to the EC site (hereinafter referred to as “this website”) operations as defined in Article 2(EC site Definitions), B is entrusted with this business operations.
2.	The purpose of this Agreement is to set forth the contractual matters and the connection with rights and obligations between A and B concerning this business operations.

Article 2. (EC site Definitions)

This website, which is the subject of this business operations , refers to the following website

IKOI TIME

Name of website; Rakuten(Domain: https://www.rakuten.co.jp/sh -world)

Name of website; Yahoo shopping (Domain:https://store.shopping.yahoo.co ip/tokyodogs/)

Name of website; Amazon (Domain:https://www.amazon.co.jp/s?i=merchant-items&me=AJ2GQVCD867VU)

Name of website; wowma (Domain : https //wowma.jp/user/42281076)

Others, includes all other sites that are planned to be newly established in mainland China using A’s trademark and name.

Article 3.(This Business Operations)

1.	The business operations requested by A to B are the following works

①	Management of this website's sales, purchase management, and marketing operations; Operations of all works related to the purchase and sale of products handled by this website(including competition and market research, sales strategy, product planning, access analysis of this website, and other marketing-related tasks)

②	Implementation of measures to attract customers; Implementation of SEO measures, content enhancement, and other web-based customer-attraction measures for the purpose of improving this website's customer attraction.

③	Creation of products information text etc. related to products handled by this website and page creation and updating ; Creation and update of product pages and web pages on this website.

④	Maintenance operation; Maintenance and operation of this website and this website's server.(Includes fixing defects and responding to failures)

⑤	Photography, inventory management, and shipping to purchasers of products handled by this site. ( includes packing for shipping).

⑥	To respond to inquiries from visitors and users of this website.

⑦	Work incidental and related to each of the preceding items.

Chapter 2 Basic Rules for Implementation of Operations

Article 4 (Implementation of Operations)

1.	B shall implement this business operation with its own responsibility and control. In addition, B shall manage the implementation of this business operation, and when A requests a report, B shall report without delay the matters that A requires to be reported.

2.	If A or B becomes aware of any external or internal factors that may affect this business operation, A or B shall notify the other party the details of such knowledge without delay. In this case, A and B shall consult with each other to mitigate the relevant impact as necessary.

Article 5 (Re-Entrustment)

1.	B shall not subcontract any part of this business operation to any third party without the prior written consent of A.

2.	If B subcontracts part or all of this business operation to a third party with A's prior consent, B shall bear all costs and responsibilities for such subcontracting, and shall ensure that such subcontractor complies with the same obligations as those of B under this Agreement. In addition, B shall bear the same responsibility for the execution of the work by such subcontractor as if B itself had executed the work.

Article 6 (Provision of Information, etc.)

1.	A provide B with the information necessary for B to perform this business operation as appropriate.

2.	In addition to the provision of information as described in the preceding paragraph, B may request A to disclose or provide the contracts, product plans, image files, materials, and other data files owned by A (hereinafter referred to as "Materials owned by A") that are necessary for the implementation of this business operation. If A deems it necessary, A shall disclose or provide materials owned by A to B.

3.	B shall use and manage the disclosed or provided materials owned by A with the duty of care of a good manager, and shall not use them for any purpose other than this business operation or transfer them to any third party without the prior consent of A.

4.	If A requests the return or destruction of the materials owned by A, B shall return in accordance with A’s instructions, or destroy or erase them in a non-recyclable manner.

Article 7 (Publication of Results)

If B wishes to publish the results of this business operation as its own achievements on its website or in its company profile materials, etc., B shall obtain the prior consent of A, and shall publish the results to the extent that A has given its consent.

Chapter 3 Provisions on Payment

Article 8 (Commission)

1.	All sales (including tax) of products handled on this website are hereinafter referred to as "this website Sales".

2.	1.0% commission shall be paid by B to A on this website sales for the year 2020 (February to December).

3.	From the following year onwards, the calculation period shall be from January to December, and B shall guarantee to pay the commission to A.

4.	Any fraction of less than 1 yen in the calculation of commission shall be rounded down by B.

5.	The commission for the preceding paragraph shall be agreed upon by both sides by the end of February of the following year, and paid by B to A by the end of March.

Article 9 (Burden of Costs)

All costs, security deposit, technical service fees, sales commissions required for the new establishment and normal operation of this website, and all costs required for operations incidental and related to the operation of this website shall be borne by B

Article 10 (Payment Method)

1.	A shall transfer the monthly this website sales to B during the effective period of this Agreement. A shall transfer the amount of money received from this website to B's designated account in units of one million (1,000,000) yen.

2.	The payment cycle for this website sales is half a month, with this website sales received between the 1st and 15th of the month being paid on the last day of the month, and this website sales received between the 16th and last day of the month being paid on the 15th of the following month.

3.	A and B shall prepare a management screen to share information on this website sales between A and the B, or otherwise make it possible for both parties to share information.

4	. A shall pay the commission and this website sales by bank transfer to the bank account designated by B. If the payment date falls on a bank holiday, the payment shall be made by the previous business day. The transfer fee for payment shall be borne by B.

5.	Until the procedures of the deposit account for this website sales are prepared, B shall issue an invoice.

6.	The account designated by B shall be as follows

Mizuho Bank, Kameido Branch, Normal account; [*]

Chapter 4 Provisions on Rights to Deliverables Containing Member Information

Article 11 (Ownership of Rights)

During the term of this business operation by B, The intellectual property rights (including copyrights, patent rights, utility model rights, design rights, trademark rights, and other industrial property rights and the right to apply for registration of these rights, and for copyrights, including neighboring rights and the rights set forth in Articles 27 and 28 of the Copyright Act) related to the membership information acquired by B, the programs, systems, web pages, and all other deliverables produced by B(hereinafter referred to as "This Deliverables") shall belong to A, except for copyrighted materials (including image materials and video materials) previously owned by B or a third party.

Article 12 (Use of Deliverables by B)

B shall not use any part of this deliverables for any purpose unrelated to this business operation without the prior consent of A, except for the copyrighted materials, etc. (including image materials and video materials) previously owned by B or a third party.

Article 13 (Deliverable Rights Processing)

1.	In order to realize the transfer of the rights to A as stipulated in Article 11 (Ownership of Rights), B shall take the responsibility and bear the cost of handling such rights processing, such as concluding appropriate agreements with the officers and employees of B, the subcontractors of this operation service, and all other parties concerned with this business operation.

B guarantees A the following;

①	This deliverables do not infringe on the rights of any third party

②	In the event that A uses this deliverables by itself or allows a third party to use this deliverables, A shall not receive any complaint or objection from the third party.

2.	If A receives a complaint or objection, etc. from a third party due to B's breach of the warranty set forth in the preceding paragraph or failure to properly handle the rights set forth in Paragraph 1 of this Article, B shall deal with it at its own responsibility and shall not cause any inconvenience to A. However, this does not apply to complaints or objections from third parties arising from the text, image materials, or other materials provided by A to B, which shall be handled by A.

Chapter 5 Provisions Concerning Responsibility

Article 14 (Scope of Responsibility)

1.	If any defect is found in this website or other this deliverables during the effective term of this Agreement, B shall correct and improve the defect as part of the scope of this business operation. If any defect is found after the expiration of this Agreement, A and B shall first investigate and discuss the cause of the defect, and as a result of such investigation and discussion, B shall repair the defect free of charge only if the defect is found to be attributable to B. However, the liability for defect warranty after the expiration of this Agreement shall be limited to the case where A makes a claim against B within one year after the expiration of this Agreement.

2.	B shall be responsible for all problems, claims, or issues related to the products handled by this website unless they are caused by reasons attributable to A.

3.	In no event shall A and B be liable for any damages arising from any cause beyond their control, including force majeure such as natural disasters, or damages arising from special circumstances, whether foreseen or unforeseen, indirect damages, consequential damages, or lost profits, unless otherwise specified in this Agreement.

Article 15 (Compensation for Damages)

1.	In the case A or B has suffered direct damage due to the breach of this Agreement by the other party for reasons attributable to the other party, the other party may claim compensation for damages directly incurred. The upper limit of the amount of damages shall be the amount of damages directly incurred within the scope of the causal relationship of the disturbance related to the violation.

2.	Notwithstanding the provisions of the preceding paragraph, the upper limit provisions of the preceding paragraph shall not apply in the event that either party liable for damages, A or B, is intentionally or grossly negligent in causing the damages. In this case, the party liable for damages must compensate for all damages, including indirect damages to the other party and the other party's lost profits.

Article 16 (Disclaimer)

None in particular.

Chapter 6 Provisions Concerning Term and Cancellation of Contract)

Article 17 (Term of Contract)

1.	The effective term of this Agreement shall be one year from the date of this Agreement, but this Agreement shall be extended and renewed for another one year under the same terms and conditions unless A notifies B in writing of its intention to reject the renewal of the Agreement or to change the contents of the Agreement, provided that the conditions in Article 8 are met.

2.	Except in the case of Article 18 (Cancellation of Contract) and Article 19 (Cancellation of Contract for Exclusion of Anti Social Forces ,etc.), this Agreement may not cancel prematurely for the convenience or request of either A or B for a period of 3 years from the date of this Agreement. However, this shall not apply in the event that either A or B agrees in writing to cancel this Agreement prematurely.

Article 18 (Cancellation of Contract)

1.	If the other party applicable any of the following, A or B may immediately cancel this agreement in whole or in part with written notice to the other party.

①	When the contents of the contract in Article 8 are not performed.

②	When this Agreement is violated even though the correction has been notified for a period of 14 days or more but this is not corrected within that period.

③	When subjected to a disposition by public authority such as provisional seizure, provisional disposition, seizure, auction, or tax delinquency disposition.

④	When the payment is suspended or when the transaction of the clearing house is suspended.

⑤	When there is a petition for the commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, or special liquidation.

⑥	When a resolution is passed for dissolution or abolition or suspension of all or important business operations.

⑦	When the business permission is revoked or suspended by the relevant authorities.

⑧	When any other serious event occurs that makes it difficult to continue this Agreement, such as those similar to the preceding items.

2.	The cancellation of the contract in the preceding paragraph shall not preclude the claim for damages to the other party by A or B who made the cancellation.

Article 19 (Cancellation of Contract for Exclusion of Anti Social Forces, etc.)

1.	If the other party applicable any of the following, A or B may immediately cancel this Agreement in whole or in part by written notice to the other party without giving any kind of notice to the other party.

①	When it is recognized that an employee or officer (in the case of corporations, including part-time officers and managers, and representatives of branches or business offices, and in the case of other organizations, including those with responsibilities equivalent to those of officers of corporations; the same shall apply hereinafter) is a member of an anti social forces (a member of an anti social forces as defined in Article 2, Item 6 of the Act on Prevention, etc. of Unjustifiable Acts by Members of Anti Social Forces(hereinafter referred to as the "Anti-Social-Forces Law"), or when it is recognized that five years have not passed since the person was a member of an anti social forces in the past.

②	When it is recognized that an anti social forces (an anti social forces as defined in Article 2, Item 2 of the Anti-Social Forces Law; the same applies hereinafter) or a member of an anti social forces is substantially involved in the management of the company.

③	When it is recognized that an employee or officer is using an anti social forces or a member of an anti social forces for the purpose of gaining unfair profits for the company, himself/herself, or a third party, or for the purpose of causing damage to a third party.

④	When it is recognized that an employee or officer directly or actively cooperates with or is involved in the maintenance or operation of an anti social forces such as provides funds or offers favors to an anti social forces or a member of an anti social forces

⑤	When it is recognized that an employee or officer has a relationship that should be socially criticized with an anti social forces or a member of an anti social forces.

2.	The cancellation of the contract in the preceding paragraph shall not preclude the claim for damages to the other party by A or B who made the cancellation.

Article 20 (Measures after Termination of this Agreement)

In the event that this Agreement is terminated, unless a different agreement is made between A and B, this Agreement shall be terminated with the contents set forth in Article 10 covering this website sales that have occurred up to the date of termination of this Agreement.

Chapter 7 General Terms

Article 21 (Obligation to Maintain Confidentiality)

1.	A and B shall maintain as confidential, through appropriate management and measures, the business or operational information of the Other Party and its customers (including any and all articles and personal information that would be disadvantageous to the right holders of such information if disclosed, etc., hereinafter referred to as "Confidential Information") obtained through the implementation of this business operations and other activities under this Agreement. The Company shall not disclose, divulge, or leak such information to any third party without the prior consent of the other party.

2.	Notwithstanding the provisions of the preceding paragraph, except for personal information, information that applicable any of the following categories shall not be included in confidential information.

①	Information that is already publicly known or available at the time the information is obtained.

②	Information that you already knew or possessed at the time of acquisition of the information and for which the fact can be substantiated.

③	Information that becomes public knowledge or public use through no fault of the user after the acquisition of the information.

④	Information that was legally obtained by the user from a third party with legitimate authority without any obligation of confidentiality, and that can be substantiated.

⑤	Information that you have developed or created on your own without using confidential information, and that can be substantiated.

3.	If A or B is required to disclose confidential information by a judgment, decision, order, or other judicial or administrative request, A or B may disclose such confidential information only to the extent necessary to comply with such order. However, to the extent possible, the Company shall inform the other party of such a request prior to such disclosure and discuss the specific measures to be taken.

4.	A and B shall use the Confidential Information only within the scope of the necessary purposes, and shall obtain the prior written consent of the Other Party if it is necessary to use, copy, or modify the Confidential Information beyond these purposes.

5.	In the event that A and B separately conclude an agreement on the handling of confidential information, such agreement shall take precedence.

Article 22 (Change of Contract Contents)

Any modification of this Agreement shall be made only by a written document signed or stamped by both A and B.

Article 23 (Prohibition of Assignment of Rights and Obligations)

A and B shall not, without the prior written consent of the Other Party, cause any third party to accept the position under this Agreement or shall not assign all or part of the rights and obligations arising from this Agreement to a third party, have a third party assume them, or use them as collateral.

Article 24 (Consultative Resolution)

A and B shall fulfill the provisions of this Agreement in good faith, and shall consult with each other based on the principle of good faith to resolve any matter not stipulated in this Agreement or any matter that raises questions of interpretation.

Article 25 (Governing Law and Consent Jurisdiction)

This Agreement shall be governed by the laws of Japan, and any and all disputes arising out of this Agreement shall be submitted to the exclusive jurisdiction of the Tokyo District Court or the Tokyo Summary Court as the exclusive agreement court of first instance, depending on the subject matter of the dispute.

Article 26 (Survival Article )

Even after this Agreement has been terminated, Article 6 (Provision of Information, etc.), Paragraph 4, Article 7 (Publication of Results ), and Article 11(Ownership of Rights ), Article 12 ( Use of Deliverables by B), Article 13 (Deliverable Rights Processing ), Article 14 ( Scope of Responsibility), Article 15 ( Compensation for Damages), Paragraph 2 of Article 18 ( Cancellation of Contract), Paragraph 2 of Article 19 (Cancellation of Contract for Exclusion of Anti Social Forces, etc. ), Article 20 ( Measures after Termination of this Agreement), Article 21 ( Obligation to Maintain Confidentiality), Article 23 (Prohibition of Assignment of Rights and Obligations), Article 25( Governing Law and Consent Jurisdiction), and this Article shall continue to be in effect in accordance with the intent of their respective provisions.

The financial obligations (including compensation for damages) of A or B to the other Party incurred during the term of this Agreement shall survive the termination of this Agreement, and the provisions of this Agreement regarding the performance of such obligations shall remain in effect until all such obligations are performed.

In order to prove the formation of this Agreement, two copies of this document have been prepared, both A and B shall affix their names and seals or signatures, and each party shall retaining copies.

January 31st ,2020

(A)

(Address) 2-42-5, Kuramae Sanyo Building 6F, Kameido, Kouto, Tokyo

(Company name) SEIHINKOKUSAI Co., Ltd

(Position) Representative Director

(Name) Kotajima Akira

(B)

(Address) 2-5-9 Harumi Building, Koutobashi, Sumida, Tokyo

(Company name) YOSHITSU Co., Ltd

(Position) Representative Director

(Name) Kanayama Mei